Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD 73 74U and 74V correctly the correct answers are as follows...


					A	B	C	Institutional

72. DD) Total income distributions
Mid Cap Growth Fund			n/a	n/a	n/a	n/a

72. EE) Total capital gains distributions
Mid Cap Growth Fund			n/a	n/a	n/a	n/a


73. A)  Total income distribution pershare
Mid Cap Growth Fund			n/a	n/a	n/a	n/a


73. B) Total capital gains distribution pershare
Mid Cap Growth Fund			n/a	n/a	n/a	n/a


74.U) Shares outstanding
Mid Cap Growth Fund			1,704	84	125	1


74. V) Net asset value pershare
Mid Cap Growth Fund			$39.58	$28.84	$33.48	$39.69